Exhibit 99.1

Unreliable Absorption With Rectal Administration of Diazepam

Gary Slatko1, Stephen Wargacki1, David J. Wyatt2, Allen H. Heller3

1Aquestive Therapeutics, Warren, NJ; 2Syneos Health Clinical Solutions Early Phase, Miami, FL; 3Pharma Study Design, LLC, Woodbridge, CT

ABSTRACT

Rationale: Until recently, diazepam rectal gel (DRG) has been the only FDA-approved treatment for the management of selected patients with epilepsy who experience bouts of increased seizure activity. However, the route of administration for DRG is not ideal, as it may be associated with embarrassment and the need for a private setting during administration. Diazepam buccal film (DBF) is a novel formulation of diazepam under development as a therapeutic alternative to DRG. A previously reported study comparing the bioavailability of DBF and DRG in healthy adults showed high variability in pharmacokinetic parameters following administration of DRG but not DBF, with some subjects showing on multiple occasions consistently low plasma concentrations following single doses of DRG. We assessed the available published literature to identify other reported instances of low systemic exposure following rectal administration of diazepam in individual subjects.

Methods: A search of the PubMed database was conducted to identify primary studies of rectal absorption of diazepam using the following search terms: “diazepam,” “absorption,” and “rectal.” Subjects were categorized as having low rectal absorption if they had diazepam plasma levels that were either: ≥1.5 standard deviations below the group mean; ≥2 standard errors below the group mean; <20% of the group median; ≤50 ng/mL and were group outliers; or explicitly reported as low plasma levels by study investigators. Findings from these studies were compared with observed data from the previously reported study of bioavailability following administration of DBF 15 mg versus DRG 5 mg, 12.5 mg, and 20 mg.

Results: The literature search identified 10 relevant studies reporting plasma levels following rectal administration of diazepam, comprising data from 159 subjects. In 4 of these studies (including the three smallest studies, N=6), no instances of low absorption were reported. In the remaining 6 studies, the proportions of subjects with low absorption of rectal diazepam ranged from 4.2% to 18.2% (Table). In the DBF versus DRG bioavailability study, 2 of 36 subjects (5.6%) consistently exhibited extremely low exposure (Cmax and AUC0-t greater than 2 standard deviations below the mean) following ≥2 DRG administrations separated by time; both subjects showed systemic exposure at or near the group mean following administration of DBF.

Conclusions: A majority of the studies identified by literature review reported subjects with low rectal absorption of diazepam; up to 18.2% of subjects showed low rectal absorption. In addition, observations from a recent comparative bioavailability study of DBF and DRG suggests that some patients may be predisposed to be non-absorbers of rectally administered diazepam.

Funding: Aquestive Therapeutics, Inc.

Table 1. Summary of Literature Search Results

Study*	Population	Formulation	Pre-dose cleansing enema?	Subjects with low plasma levels of diazepam n (%)
Agurell S, et al. Epilepsia. 1975;16:277-283	Children with epilepsy (N=11)	Solution	Not reported	2 (18.2)†
Mattila MAK, et al. Br J Anaesth. 1981;53:1269-1272	Children undergoing surgery (N=22)	Solution	No	3 (13.6)‡,§
Dhillon S, et al. Arch Dis Child. 1982;57:264-267	Children with epilepsy (N=13)	Solution	No	1 (11.1)§
Ivaturi V, et al. Epilepsy Res. 2013;103:254-261	Healthy adults (N=12)	Gel	Not reported	1 (8.3)║
Remy C, et al. Epilepsia. 1992;33:353-358	Adults with epilepsy (N=39)	Solution	Not reported	2 (5.1)¶
Garnett WR, et al. Epilepsy Res. 2011;93:11-16	Healthy adults (N=24)	Gel	Yes	1 (4.2)¶
Cloyd JC, et al. Epilepsia. 1998;39:520-526	Healthy male adults (N=20)	Gel	Yes	0¶
Magnussen I, et al. Acta Pharmacol Toxicol. 1979;45:87-90	Adults with history of severe headache (N=6)	Solution	Not reported	0‡
Milligan N, et al. Epilepsia. 1982;23:323-331	Adults with epilepsy (N=6)	Solution and suppository	No	0‡
Viukari M, et al. Acta Pharmacol Toxicol. 1981;49:59-64	Hospitalized geriatric patients (N=6)	Solution and suppository	No	0‡

*All were single-dose studies; †Low absorption defined as diazepam plasma levels ≥2 SEs below the mean; ‡Low absorption defined as diazepam plasma levels ≥1.5 SDs below the mean; §Low absorption defined as diazepam plasma levels ≤50 ng/mL AND subject was an outlier; ║Low absorption defined as diazepam plasma levels <20% of the median; ¶Low absorption explicitly reported by investigator.